Exhibit 99.1

                              PRESS RELEASE
                            REPORT OF EARNINGS



                                                           November 4, 2003
                                                    Shawnee Mission, Kansas

      The following is a report of earnings for Seaboard Corporation (AMEX symbol; SEB) with offices at 9000 West 67th Street, Shawnee Mission, Kansas 66202, (the "Company"), for the three and nine months ended September 27, 2003 and September 28, 2002 in thousands of dollars except per share amounts.

                          Three Months Ended             Nine Months Ended
                      September 27, September 28,   September 27, September 28,
                          2003          2002            2003          2002


Net sales               $  485,417    $  429,800      $1,433,167    $1,349,827
Earnings (loss) before
cumulative effect of
changes in accounting
principles              $    1,838    $   (5,673)     $   (2,011)   $   11,148

Cumulative effect of
changes in accounting
for asset retirement
obligations and dry-dock
accruals, net of income
tax expense of $550              -             -           3,648             -

Net earnings (loss)     $    1,838    $   (5,673)     $    1,637    $   11,148

Earnings (loss) per
share before cumulative
effect of changes in
accounting principles   $     1.46    $    (3.81)     $    (1.60)   $     7.49

Cumulative effect of
changes in accounting
for asset retirement
obligations and dry-dock
accruals                         -             -            2.90             -

Net earnings (loss) per
common share            $     1.46    $    (3.81)     $     1.30    $     7.49

Average number of shares
outstanding              1,255,054     1,487,520       1,255,054     1,487,520



Notes to Report of Earnings:

Effective January 1, 2003, the Company adopted Statement of Financial Accounting Standard No. 143, which required the Company to record a long-lived asset and related liability for asset retirement obligation costs associated with the closure of the hog lagoons it is legally obligated to close. Accordingly, the Company recorded the cumulative effect of the change in accounting principle with a charge to earnings of $2,195,000 ($1,339,000 net of tax).

Additionally, effective January 1, 2003, the Company changed its method of accounting for the scheduled dry-dock of vessels from the accrue-in-advance method to the direct-expense method. As a result, during the first quarter of 2003, the Company reversed the balance of the accrued liability for dry-dock maintenance as of December 31, 2002, resulting in an increase in earnings of $6,393,000 ($4,987,000 net of related tax expense).

Third  quarter earnings include the Company's share of impairment  charges,
$12,421,000, related to its 20%-owned affiliate, Fjord Seafood  ASA.   Fjord
recognized asset impairment charges primarily related to certain inventory, fixed assets and licenses as a result of sustained low world-wide salmon prices and an unfavorable U.S. court ruling restricting the use of certain salmon genetic material and requiring extended fallowing of sites for its U.S. operations.